Exhibit 99.1
Masimo Appoints Timothy Scannell and Wendy Lane to Board of Directors

Mr. Scannell and Ms. Lane will Add Valuable Medical Technology, Finance and Corporate Governance Experience to Expanded Eight-Member Board
IRVINE, Calif.—October 18, 2024—Masimo Corporation (Nasdaq: MASI), a leading global medical innovator, today announced the appointments of Timothy J. Scannell and Wendy E. Lane to the Company’s Board of Directors (the “Board”), effective immediately. Following these appointments, the Board will consist of eight directors.
Quentin Koffey, Lead Independent Director of Masimo, stated, “We are pleased to welcome Tim and Wendy as our newest independent directors. Both are high-caliber professionals who will bring critical perspectives to the Board and possess expertise that closely aligns with our key focus areas. Tim’s background leading highly successful commercial organizations in the medical technology sector – including during his time as President and Chief Operating Officer of Stryker Corporation – will make him an ideal fit immediately. Wendy’s vast experience overseeing corporate governance changes and serving in board leadership roles will be highly additive as we refocus the organization. We look forward to working alongside Tim and Wendy as we capitalize on the exciting opportunities ahead for Masimo and position the Company for continued growth.”
Mr. Scannell stated, “It’s an honor to be joining Masimo’s Board. I believe strongly in the Company’s mission and have long admired its accomplishments and focus on innovation. I look forward to drawing on my experience to help Masimo deliver even better outcomes for patients, employees and shareholders.”
Ms. Lane commented, “I am excited to work alongside Masimo’s other talented directors as we chart the course forward for the Company. I have deep respect for the Masimo team’s work, which has improved the lives of countless individuals, and I am eager to be a part of the Company’s next chapter.”
Timothy J. Scannell Biography
Mr. Scannell brings over 30 years of experience and success delivering market-leading results from his leadership roles at Stryker Corporation (NYSE: SYK) (“Stryker”), one of the world’s leading medical technology companies. He served as President and Chief Operating Officer of Stryker from 2018 to 2021, overseeing all of Stryker’s commercial businesses and regions globally. Prior to this, he served as group president for Stryker’s MedSurg & Neurotechnology businesses for ten years. Mr. Scannell currently serves as a director and non-executive chairman of the board of directors for Insulet Corporation (Nasdaq: PODD), a medical device company and is a director on the board of Novocure Limited (Nasdaq: NVCR), an oncology company. Mr. Scannell also serves on the boards of several private companies including Regenity Biosciences, Synaptive Medical, and CereVasc, Inc.
Mr. Scannell attended the University of Notre Dame, where he received a Bachelor’s degree in Business Administration and Marketing and his Master of Business Administration.
Wendy Lane Biography
Ms. Lane has served on the boards of 16 companies over the past 32 years and, on those boards, she has sat on and/or chaired seven audit committees, as well as compensation, nominating/governance, strategic alternatives and other committees. She has served as Chair of Lane Holdings, Inc., a private equity investment company, since 1992. Ms. Lane currently serves as a director of Verisk Analytics, Inc. (Nasdaq: VRSK), a data, analytics and risk assessment firm, YourBio Health, Inc., a blood collection technology and devices venture, and CAC Holdings, LLC, an insurance broker. Ms. Lane previously served on the boards of directors of Envestnet, Inc. (NYSE: ENV), a wealth management and software services company; NextPoint Financial, Inc., a consumer finance and tax advisory services and its predecessor SPAC; CoreLogic, Inc., a property data and analytics company; Willis Towers Watson

PLC (Nasdaq: WTW), an insurance brokerage, benefits and wealth advisory firm; MSCI Inc. (NYSE: MSCI), an investment data analytics company; UPM-Kymmene Oyj, a Finnish forest products and energy company; and Laboratory Corporation of America Holdings (NYSE: LH), a clinical laboratory company. Ms. Lane was also a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation and, prior to that, was an investment banker at Goldman, Sachs & Co.
Ms. Lane holds a B.A. from Wellesley College in Mathematics and French and an M.B.A. from Harvard Business School.
About Masimo
Masimo (Nasdaq: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins®, Denon®, Marantz®, and Polk Audio®. Our mission is to improve life, improve patient outcomes, and reduce the cost of care.
Forward-Looking Statements - Masimo
This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the future actions of Masimo or our board of directors. These forward-looking statements are based on current expectations about future events affecting us and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements as a result of various risk factors, including, but not limited to: risks related to our leadership appointments as well as other factors discussed in the "Risk Factors" section of our most recent reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. We do not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in our most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.
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Investor Contact: Eli Kammerman	Media Contact: Evan Lamb
(949) 297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com

Media Contact: Longacre Square Partners
masimo@longacresquare.com